UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015 (August 19, 2015)

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3520 Kraft Rd, Suite 300

Naples, FL 34105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 403-4600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Named Executive Officer

Effective September 4, 2015, Apratim Purakayastha will leave the Company. Mr. Purakayastha was a Named Executive Officer in fiscal year 2014 in his capacity as Group President, ACI On-Demand, a position he held until April 16, 2015. Mr. Purakayastha’s current position is Executive Vice President, UP Solutions, which was not expected to be a Named Executive Officer position in fiscal year 2015.

(d) Election of Director

Effective as of August 19, 2015, the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company”), pursuant to Section 13 of the Company’s Amended and Restated Bylaws, elected James C. Hale to serve as an independent director. Mr. Hale will serve until the 2016 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified.

Mr. Hale has been a founding partner of FTV Capital since 1998 and has served on the boards of directors of Mitek Systems, Inc. (NASDAQ: MITK) and Bank of Marin Bancorp (NASDAQ: BMRC) since 2014.

Mr. Hale will participate in the Company’s standard non-employee director compensation arrangements.

There is no agreement or understanding between Mr. Hale and any other person pursuant to which he was elected to the Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence which conform to the independence requirements in the NASDAQ Global Select Market listing standards. In accordance with these guidelines, the Board has determined that Mr. Hale is independent. Mr. Hale is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.

Dated: August 24, 2015	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary